UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 11, 2007

VENDINGDATA CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32161	91-1696010
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1120 Town Center Dr, suite 260, Las Vegas, Nevada		89144
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-733-7197

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) On August 11, 2007, our audit committee concluded, after consultation with our management and independent registered public accounting firm, that errors in our classification and expensing of certain non-cash and non-operating items require us to restate previously reported financial results, as described below.

We have determined that we had misclassified certain financing activities as operating activities in our statement of cash flows for the year ended December 31, 2005. We will be restating our statement of cash flows for the year ended December 31, 2005 for purposes of reclassifying those activities and to correct an error in addition. The restatement will result in the decrease in our previously reported negative cash flow from operations for fiscal 2005 by approximately $4.7 million and a decrease in our previously reported cash received from financing activities for the same period by approximately $5.1 million. The restatements will not result in a change to our previously reported starting or ending cash balances in our statement of cash flows for 2005.

We have also determined we had failed to record certain non-cash expenses relating to warrants issued by us in connection with debt financings completed in the fourth quarter of 2005 and the second quarter of 2006. We have now determined that we should have expensed the value of the warrants issued in the fourth quarter of 2005 on a one-time basis rather than amortizing them over a longer period. In addition, we have determined that certain previously recorded debt issuance costs should have been expensed in the quarter ended June 30, 2006. Further, upon review of our allocation of the purchase price in regards to the acquisition of Dolphin Technology Pty. Ltd., in the third quarter of fiscal year 2006, we have determined that further allocation of the purchase price to identifiable and amortizable intangibles was required but omitted. The effect of this reallocation of the purchase price will be to reduce recorded goodwill by $4.3 million. The foregoing adjustments will result in increases in the aggregate approximate amount of $5.9 million (or an approximate additional $0.35 per share) to our previously recorded net loss for the year ended December 31, 2005, and an increase in the approximate amount of $1.4 million to our previously reported net loss for the quarter ended June 30, 2006. These adjustments, including the effects of previously unrecorded amortization expense relative to the unrecorded identifiable intangibles purchased in the third quarter of 2006, will also result in an increase in previously reported net loss of approximately $304,000 for the quarterly period ended September 30, 2006, and approximately $2.1 million (or approximately $0.09 per share) for the year ended December 31, 2006, and corresponding increases in the reported deficit as of each of those dates. In addition, there will be a decrease in previously reported net loss of approximately $780,000 for the quarterly period ended March 31, 2007 and a corresponding decrease in the reported deficit as of such date.

We intend to file amendments to our annual report on Form 10-KSB for the year ended December 31, 2005, all subsequently filed quarterly reports on Form 10-QSB through the quarter ended March 31, 2007, and our annual report on Form 10-KSB the year ended December 31, 2006, filed with the Securities and Exchange Commission. Accordingly, the financial statements previously issued by VendingData Corporation for these periods and contained in those filings should no longer be relied upon.

The audit committee of our board of directors decided to restate our prior financial statements and file appropriate amendments in its meeting on August 11, 2007. In addition, we have discussed the restatements described above with Piercy Bowler Taylor and Kern, our independent registered public accounting firm, which concurs with our conclusion that the restatements are appropriate and which is in the process of evaluating management’s proposed adjustments.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENDINGDATA CORPORATION

August 14, 2007	By:	Mark R. Newburg

Name: Mark R. Newburg
Title: Chief Executive Officer